UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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CARBO CERAMICS INC.

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May 11, 2018

Dear Fellow CARBO Stockholders:

We are writing to ask for your vote in support of the recommendations of our Board of Directors on all of the proposals included in our 2018 Proxy Statement, which was filed on March 29, 2018, and is available at http://carboannualmeeting.com.  In particular, we are requesting your support of Proposal 3 – The Annual Advisory Vote on Executive Compensation Paid to Named Executive Officers (referred to as the “Say-on-Pay Proposal”) as described on Page 33 and 34 of the printed CARBO Ceramics Inc. Notice of Annual Meeting of Stockholders and Proxy Statement dated March 28, 2018.

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that stockholders vote in favor of our Say-on-Pay Proposal.  In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”) which supported our Say-on-Pay Proposal last year, has expressed concerns regarding CEO pay and performance alignment and the design of our long-term incentive plan, and recommended stockholders vote against our Say-on-Pay Proposal.

In light of the unprecedented oil and gas industry downturn, we believe that our pay programs are responsive and support execution of our strategic repositioning efforts in fiscal 2017. Our executive compensation program for 2017 was built on the same compensation philosophy as our 2016 program, which was supported by both ISS and Glass Lewis, and approved by 98% of our stockholders at the 2016 Annual Meeting of Stockholders. Additionally, stockholders have historically supported our Say-on-Pay Proposal, which has averaged over 93% support during the past five years. We ask our stockholders to again support our pay program. The purpose of this supplemental stockholder communication is to provide further context and rationale regarding our compensation decisions in fiscal 2017, and to solicit your support for our Say-on-Pay Proposal.

Challenging Industry Conditions Increased the Need to Retain Critical Leadership

Industry Conditions Impacting Our Business:

•	In fiscal 2017, the oil and gas service industry continued to experience the effects of a severe cyclical downturn that began in late 2014.

•

With the dramatic reduction in oil and gas capital budgets and drilling activity, the demand for key products and services of oilfield service companies, including those of CARBO, decreased significantly.

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During the cyclical downturn, more than 250 oil and gas related companies have ultimately succumbed to bankruptcy. CARBO, however, has successfully endured during this industry collapse as a result of swift execution of our strategic transformation plan by our executive team.

In response to the severe cyclical downturn, CARBO undertook several strategic initiatives in fiscal 2017 to reposition the Company for sustained growth in these challenging market conditions.  Our compensation decisions were designed to support retention of our leadership team for successful execution of these strategic initiatives.

Our Strategic Response to Market Conditions:

•	The CEO and his executive team are leading the organization through a significant strategic transformation to build an enduring company with a more diversified product offering.

•

Like so many other companies, the 2014 industry downturn and collapse had a significant impact on CARBO.  Our 2014 revenue was approximately $648M.  By 2016, revenue had dropped to approximately $103M.  Peak to trough, we saw a 90% drop in quarterly revenue, from approximately $200M/quarter to approximately $20M/quarter. However, through our strategic transformation efforts, in 2017, revenue increased by 83% to approximately $188M.  With that, we have communicated to the market that we expect revenue of greater than $250M in 2018.

•	Historically, base ceramic sales represented over 80% of CARBO’s revenue; they now represent approximately 30% of our revenue.

•	Retaining our executive leadership is vital to our goal of weathering industry challenges and repositioning CARBO strategically in the marketplace.

Our Pay Decisions Support the Retention of Leadership and our Stockholders’ Interests During Our Strategic Repositioning:

•	Designed CEO pay to reflect the importance of retention during our strategic transformation:
o

For retention purposes, in 2017, we restored our CEO’s base salary to its 2014 level (following his voluntary reduction of salary in 2016) and then increased it by approximately 6%. With the remainder of the CEO’s pay subject to variability, this decision was made in response to the necessity of stable and consistent leadership throughout the transformational process.

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Our compensation program targets the 50% percentile for total compensation as reflected by our Peer Group and other broad-based compensation survey sources as selected by our compensation consultants, Frederic W. Cook & Co., Inc.

•	Despite an increase in Granted Pay, Realized Pay was below target:
o

The CEO’s annual bonus target was $837,500, however, he received $390,765. Under the plan, he earned $558,236, of which 30% (or $167,471) was withheld subject to an additional performance criterion to be met in 2018. The amount reported in the 2017 Equity Incentive Plan Compensation column of the Summary Compensation Table reflects only the portion of the award received.

o

The CEO’s long-term performance-based cash award target for the cumulative 2015-2017 period (includes 2015, 2016, 2017, and 2015-2017 performance cycles) was $621,988 and he earned a payout of $314,633.  This value differs from the amount in the 2017 Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, on Page 23 of the 2018 Proxy Statement due to disclosure rules. The Summary Compensation Table reflects the value of awards earned for performance cycles covering fiscal 2017, rather than the actual value the CEO received for the cumulative three-year award.

o

Our Long-Term Performance-Based Cash Award design combines one-year and three-year measurement periods to allow us to capture market volatility.  For example, the 2015-2107 award resulted in no payment for New Technology Revenue and an average annual payment for Relative Total Shareholder Return, below target, of 75.5%.

o

While CEO’s Granted Pay, as reported in the Summary Compensation Table, has increased, the CEO has realized meaningfully less compensation, as shown in the table below. Over the past three years, Realized Pay was on average 39.6% lower than Granted Pay.

Note: Granted Pay reflects base salary, actual bonus payouts, and the grant date value of restricted stock, cash-settled restricted stock units and cash-based performance units for the years reported. Realized Pay reflects base salary, actual bonus payouts, the value of vested restricted stock following the expiration of the two-year holding period, and the value of cash-based performance units based on projected payouts.

•	Changed fiscal 2017 long-term incentive mix to be primarily time-based to increase retentive value:
o

Due to the depressed oilfield service industry and the transferability of the skills of our management team, for fiscal 2017 we determined to weight the majority of executive long-term incentives in restricted stock awards. Specifically, we weighted 60% of the mix in restricted stock and restricted stock units and 40% in long-term performance-based cash awards.

o	We believe restricted stock is the best way to retain executives and align their interests with that of the stockholders during the industry downturn and our strategic transformation.

•	Used one-year measurement periods in our long-term cash award design:
o

Our long-term cash award uses a cumulative three-year period for our absolute measure (New Technology Revenue), while our relative measure (Relative Total Shareholder Return) combines the use of three one-year periods and one three-year period.  Due to the extreme volatility of our industry, one-year performance periods for Relative Total Shareholder Return are the best tool to align executive and stockholder interests by providing line-of-sight for our management team.

o	Further, due to the nature of the oilfield service business and volatility during industry downturns, one-year performance periods capture bankruptcies and M&A activity.
o

No payouts under either the absolute or relative measures of our long-term performance-based cash awards are paid until the end of the three-year period. This structure allows us to remain focused on long-term objectives while accounting for the variability of our industry.

We are committed to responsiveness to stockholder feedback. In fiscal 2018, we have committed to cap payouts under our long-term performance cash awards at target if Relative Total Shareholder Return is negative.

We believe that our executive pay plans are well aligned with stockholders’ interests and are instrumental in our ability to continue to attract and retain the best management team in this crucial period of CARBO’s strategic transformation.

We appreciate your consideration and would ask that you vote today “For” Proposal 3 – The Annual Advisory Vote on Executive Compensation Paid to Named Executive Officers, as described on Page 33 and 34 of CARBO Ceramics Inc.’s printed Proxy Statement.

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